EXHIBIT 21

SUBSIDIARIES
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(i)     Aspen Energy Corporation, a New Mexico corporation (inactive)
(ii)    Aspen Energy Group, Inc., a Nevada corporation
(iii)   Aspen Minerals Group, Inc., a Nevada corporation
(iv)    Cotton Valley Means, Inc., a Texas corporation (inactive)


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